Exhibit 10.30

ORAL PURCHASE AND SALE AGREEMENT BETWEEN GENESIS COIN INC. AND ATHENA BITCOIN, INC.

Reference is made to that certain Genesis Coin Inc. Purchase and Sale Agreement (the “Agreement”), dated as of October 1, 2015, by and between Athena Bitcoin, Inc. (the “Company”) and Genesis Coin, Inc. (the “Seller”). Capitalized terms used in the Agreement apply to this oral agreement between the parties.

Each of the Company and Seller acknowledge that since executing the Agreement for 2 Genesis1 Kiosk, the Company has purchased additional kiosks from the Seller at prevailing commercial prices based on the terms set forth in the Agreement. The main terms covered in the Agreement include payment terms, software license and associated fee, service level, and general warranty. This is verbal understanding between the Company and Seller that has existed since executing the Agreement in October 2015.

Additionally, each of the Company and Seller agree that future purchases will continue to adhere to prevailing commercial pricing subject to market conditions and the terms set forth in the Agreement.

Athena Bitcoin Global / agreed to by Eric Gravengaard, CEO

Genesis Coin, Inc. / agreed to by Evan Rose, President and CEO